Exhibit 10.109

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 10, 2024 (the “Agreement Date”), by and among JanOne, Inc., a Nevada corporation (“JanOne”), J1 A5 Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of JanOne (“Merger Sub”), and Alt 5 Sigma, Inc., a Delaware corporation (“Alt5”), and, Paul Goodman, solely for the purposes of acting as the “Series B Preferred Stock Representative.”

AGREEMENT

In consideration of these presents and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law (the “Delaware Law”), at the Effective Time, (as defined in Section 1.2 hereof), (a) the separate existence of Merger Sub shall cease and Alt5 shall merge (the “Merger”) with and into Merger Sub (Alt 5 being sometimes referred to thereafter as the “Surviving Corporation”) and (b) from and after the Effective Time, the Merger shall have all the effects of a merger provided by the Delaware Law and other applicable law. For greater certainty, at the Effective Time, all of the assets and liabilities of each of Merger Sub and Alt5 shall become the assets and liabilities of the Surviving Corporation.

1.2 The Closing; Effective Date and Time of the Merger

The closing of this Agreement (the “Closing”) shall occur on the second (2nd) business day after satisfaction or waiver of all of the conditions set forth below in Articles IV, V, and VI below (the “Closing Date”) at 12:00 noon, Eastern Time, at the offices of Cyruli, Shanks & Zizmor, L.L.P., or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates, and other items as may be required under this Agreement or the Operative Documents (as defined in Section 2.2 hereof) or otherwise.

On the Closing Date and subject to the terms and conditions hereof, such officers’ certificates and certificate of merger (together, the “Certificate of Merger”) as are necessary or advisable to accomplish the Merger in compliance with the applicable provisions of the Delaware Law substantially in the form or forms attached hereto as Exhibit 1.2, and in such form as required by, and executed in duplicate in accordance with the Delaware Law, shall be delivered for filing to the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) that the Certificate of Merger is so filed. If the Delaware Secretary of State require any changes in the Certificate of Merger as a condition to filing or effectiveness of the Certificate of Merger, the parties will execute necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

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1.3 The Merger Consideration

Subject to the terms and conditions of this Agreement, the purchase price for Alt5 shall be valued at US$16,000,000.00 (the “Merger Consideration”) paid at Closing to the stockholders of Alt5 (the “Alt5 Stockholders”), on a pro rata basis, as follows:

(a) such number of newly issued shares of JanOne common stock, par value $0.001 per share (the “JanOne Common Stock”), as shall be equal to 19.99% of the number of shares of JanOne common stock issued and outstanding as of the Agreement Date (the “Merger Consideration Common Stock”) with the shares of the Merger Consideration Common Stock being valued at the Nasdaq Official Closing Price Date (the “Nasdaq OCPD”) on the trading day immediately prior to the Agreement Date (the aggregate value of the shares of the Merger Consideration Common Stock shall be known as the “Total Common Stock Value”); plus

(b) such number of shares of a newly designated series of JanOne’s preferred stock, to be known as Series B Preferred Stock, with a stated value (the “Stated Value”) of two hundred fifty dollars ($250) per share (the “Merger Consideration Preferred Stock”), the aggregate Stated Value of which shall be equal to the difference between US$16,000,000 and the Total Common Stock Value (the “Aggregate Stated Value”). The Certificate of Designation of the JanOne Series B Preferred Stock is attached hereto as Exhibit 1.3.

1.4 Conversion of Shares

1.4.1 Exchange Ratio

As of the Effective Date, by virtue of the Merger and without the requirement of any action of the Alt5 Stockholders,

(a) Except as otherwise provided in Section 3.4(b), each share of common stock, par value $0.001 per share, of Alt5 (the “Alt5 Common Stock”) issued and outstanding immediately prior to the Agreement Date (other than shares of Alt5 Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without the requirement of any action on the part of the relevant Alt5 Stockholder, be exchanged for a pro rata portion of the Merger Consideration in accordance with Section 1.3 above.

(b) All shares of Alt5 Common Stock that are owned by the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of Alt5 Common Stock exchanged for Merger Consideration pursuant to Section 1.4.1(a) above shall be automatically cancelled and shall cease to exist and the certificates that, immediately prior to the Effective Time, represented shares of Alt5 Common Stock (the “Certificates”) registered and beneficial holders thereof shall cease to have any rights with respect thereto other than the right to receive, upon delivery of such Certificates, and any other documentation required by JanOne, a right to receive a pro rata portion of the Merger Consideration in accordance with Section 1.3 above.

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(d) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Agreement Date shall be exchanged for one share of common stock of the Surviving Corporation For greater certainty, at the Effective Time, all the assets and liabilities of each of Merger Sub and Alt5 shall become the assets and liabilities of the Surviving Corporation.

1.4.2 JanOne to Make Certificates Available

Upon surrender to JanOne of one or more certificates representing shares of Alt5 Common Stock for cancellation in accordance with the provisions of the transactions contemplated by this Agreement, JanOne shall make available, and each holder of Alt5 Common Stock (at the Agreement Date) shall be entitled to receive (a) a restricted book entry notation on the books and records of JanOne’s transfer agent (in the case of shares of the Merger Consideration Common Stock), representing the number of shares of Merger Consideration Common Stock, and (b) a restricted book entry notation on the books and records of JanOne’s transfer agent (in the case of shares of Merger Consideration Preferred Stock), in each case to which such legacy Alt5 Stockholder is entitled pursuant to Section 1.4.1(a) above.

1.4.3 No Fractional Securities

No certificates or scrip representing fractional shares of either shares of Merger Consideration Common Stock or shares of Merger Consideration Preferred Stock shall be issued upon the surrender for exchange of the certificates that, as of the Agreement Date, represented shares of Alt5 Common Stock pursuant to this Article I and no dividend, stock split, or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Alt5 Common Stock who would otherwise have been entitled to a fraction of a share of Merger Consideration Common Stock or a fraction of a share of Merger Consideration Preferred Stock upon surrender of certificates representing Alt5 Common Stock for cancellation pursuant to this Article I will be paid cash upon such surrender for an amount equal to such fraction multiplied by the per-share value of (a) one share of JanOne Common Stock [calculated in accordance with, and on the date of, the Nasdaq OCPD (as set forth in Section 1.3 above)] for the Merger Consideration Common Stock and (b) the Stated Value of one share of the Merger Consideration Preferred Stock multiplied by $250.00.

1.4.4 Closing Company Transfer Books

Upon the Agreement Date, the stock transfer books of Alt5 shall be closed and no transfer of Alt5 Common Stock shall thereafter be made. If, after the Effective Date, certificates, that, as of the Agreement Date, represented shares of Alt5 Common Stock are presented to JanOne, they shall be canceled and exchanged for (a) restricted book entry notations on the books and records of JanOne’s transfer agent that represent such holder’s Merger Consideration Common Stock and (b) restricted book entry notations on the books and records of JanOne’s transfer agent that represent such holder’s Merger Consideration Preferred Stock.

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1.5 Certificate of Incorporation; By-laws

(a) Unless otherwise determined by JanOne prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Alt5, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

(b) Unless otherwise determined by JanOne prior to the Effective Time, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation, and such By-laws.

1.6 Assistance in Consummation of the Merger

JanOne, Merger Sub, and Alt5 shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. JanOne shall cause Merger Sub to perform all of Merger Sub’s’ obligations in connection with this Agreement.

1.7 Letter of Transmittal

(a) As soon as reasonably practicable after the date hereof, Alt5 shall mail to each holder of record of Alt5 Common Stock a letter of transmittal in a form reasonably agreed by JanOne and Alt5 (a “Letter of Transmittal”). Upon delivery of a duly executed Letter of Transmittal to Alt5 in accordance with such instructions (whether before or after the Closing), the holder of such shares shall be entitled to receive in exchange therefor its pro rata portion of the Merger Consideration payable in respect of each share of Alt5 Common Stock.

(b) Each Letter of Transmittal sent to an Alt5 Stockholder who is not a resident of the United States will contain certain acknowledgements to be made by each such Alt5 Stockholder sufficient, to the satisfaction of JanOne, to comply with the requirements of Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

1.8 Dissenting Stockholders

Notwithstanding anything in this Agreement to the contrary, shares of Alt5 Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders properly exercising appraisal rights available under Section 262 of the Delaware Law (the “Dissenting Shares”) shall not be exchanged for Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Delaware Law. Dissenting Shares shall be treated in accordance with Section 262 of the Delaware Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn, or expired, the Merger Consideration, without interest thereon. Alt5 shall give JanOne (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware Law and received by JanOne relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Delaware Law and (b) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. Alt5 shall not, except with the prior written consent of JanOne (which consent may be withheld, delayed, denied, or conditioned in JanOne’s sole and absolute discretion), voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of Alt5, offer to settle or settle any such demands, or approve any withdrawal of any such demands.

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ARTICLE II - REPRESENTATIONS AND WARRANTIES

OF ALT5

Except as is otherwise described in the applicable Schedules, Alt5 represents and warrants to JanOne (for the purposes of this Article II the representations and warranties of Alt5 shall be deemed to be of those of Alt5 and its Subsidiaries) as of the date of this Agreement and as of the Closing, all as follows in this Article II:

2.1 Organization, Good Standing

Alt5 is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Alt5 is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction listed on Schedule 2.1, which jurisdictions constitute all the jurisdictions where the character of Alt5’s properties occupied, owned, or held under lease or the nature of the business conducted by Alt5 makes such qualification necessary.

2.2 Authorization

Alt5 the has full corporate power and authority to enter into this Agreement and each of the documents to which it is a party (collectively, the “Operative Documents”), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Alt5 is a party will be, on the Closing Date, duty executed and delivered by Alt5, and this Agreement is, and each Operative Document to which Alt5 is a party will be, on the Closing Date, a legal, valid and binding obligation of each of Alt5 enforceable against it in accordance with the respective terms of this Agreement and each such Operative Document, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

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2.3 Authorized Capitalization

Alt5’s authorized capital stock consists solely of (a) 200,000,000 shares of Alt5 Common Stock, of which 26,553,700 shares are issued and outstanding on the date of this Agreement and (b) 10,000,000 shares of Alt5 preferred stock, par value $0.001, none of which is issued and outstanding. All issued and outstanding shares of Alt5 Common Stock are validly issued, fully paid, and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or other agreements of any character that obligate or may obligate Alt5 to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. Except as set forth on Schedule 2.3, there are no voting trusts or other agreements or understandings with respect to the capital stock of Alt5 to which Alt5 is a party or by which Alt5 is bound or of which Alt5 has any actual or constructive knowledge.

2.4 Subsidiaries and Affiliates

Schedule 2.4 lists each subsidiary of Alt5. As used in this Agreement, “Subsidiary,” when used in reference to any Person (as defined in Section 2.5 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person. Alt5 does not own, directly or indirectly, any ownership, equity, profits, or voting interest in, or otherwise control, any corporation, partnership, joint venture, or other entity, and has no agreement or commitment to purchase any such interest.

2.5 No Approvals or Notices Required; No Conflicts With Instruments

Except as set forth on Schedule 2.5, the execution, delivery, and performance of this Agreement and the Operative Documents by Alt5 and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation, or rule of any court or other governmental authority applicable to Alt5, (b) require any consent, approval, or authorization of, or declaration, filing, or registration with, any person, corporation, partnership, joint venture, association, organization, other entity, or governmental or regulatory authority (a “Person”), except for compliance with applicable securities laws and the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State (the consent of all such Persons to be duly obtained by Alt5 at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration, or termination of, or the creation in any party of the right to accelerate, terminate, modify, or cancel, any agreement, lease, note, or other restriction, encumbrance, obligation, or liability to which Alt5 is a party or is bound or to which any of its assets is subject, (d) result in the creation of any lien or encumbrance upon the assets of Alt5 or upon the Alt5 Common Stock, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or By-Laws of Alt5, or (f) invalidate or adversely affect any permit, license, authorization, or status used in the conduct of the business of Alt5.

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2.6 Financial Statements

Alt5 has delivered to JanOne (a) financial statements of ALT5 that meet the requirements for inclusion in a Current Report on Form 8-K that JanOne is required to file with the SEC in accordance with the rules and regulations promulgated thereof in respect of the transactions contemplated hereby, which financial statements for Alt5’s two fiscal years ended December 31, 2022 and 2023, shall be US Dollar denominated and shall have been audited by a reputable United States- or Canadian-based accounting firm (the “Auditing Firm”), (b) management prepared financial statements for Alt5’s fiscal quarters ended March 31, 2024 and 2023 that have been reviewed by the Auditing Firm (such audited and unaudited financial statements being referred to herein as the “Alt5 Financial Statements”), and (c) an unaudited balance sheet of Alt5 for the month of April 2024 (such balance sheet being herein referred to as the “Alt5 April Balance Sheet”). The Alt5 Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“USGAAP”) on a basis consistent with prior accounting periods, and present fairly the financial position and results of operations of Alt5 as of the dates and for the periods indicated. Alt5 has no liability or obligation of any nature (absolute, contingent, or otherwise) not reflected on the balance sheets included in the Alt5 Financial Statements and the Alt5 April Balance Sheet that are not fully reflected or reserved against thereon, except for liability reserves or obligations incurred since the date of the Alt5 April Balance Sheet (i) in the ordinary course of business and consistent with past practice and not in excess of $25,000 in the aggregate or $5,000 individually or (ii) specifically set forth on Schedule 2.6.

2.7 Absence or Certain Changes or Events

Except as specifically set forth on Schedule 2.7 or as specifically contemplated by this Agreement, since December 31, 2023, neither Alt5 nor any of its officers or directors in their representative capacity on behalf of Alt5 has:

(a) taken any action or entered into or agreed to enter into any transaction, agreement, or commitment other than in the ordinary course of business;

(b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by an Alt5 stockholders or any officer, director, or employee of Alt5);

(c) granted any increase in the compensation of directors, officers, or employees (including any such increase pursuant to any bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, or employee;

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(d) suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), earnings, or reserves or in its financial condition, business, business prospects, or operations;

(e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $12,500 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the Alt5 Balance Sheet or incurred since the date of the Alt5 Balance Sheet in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(f) paid, discharged, or satisfied any claims, liabilities, or obligations (absolute, accrued, contingent, or otherwise) other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities, and obligations reflected or reserved against in the Alt5 Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Alt5 Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

(g) permitted or allowed any of its property or assets (real, personal, or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction, or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord’s liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics’, materialmen’s, carriers’, and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

(h) written down the value of any inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any notes or accounts receivable;

(i) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal, or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent, or copyright, or disposed of or disclosed to any Person other than representatives of JanOne any trade secret, formula, process, or know-how not theretofore a matter of public knowledge, other than pursuant to confidentiality agreements that are adequate to protect the business, business prospects, assets, operations, and condition (financial and otherwise) of Alt5;

(k) made any capital expenditure or commitment to make a capital expenditure in excess of $12,500 for additions to property, plant, equipment, or intangible capital assets;

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(l) made any change in any method of accounting or accounting practice;

(m) issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased, or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Alt5, or otherwise permitted the withdrawal by any of the holders of capital stock of Alt5 of any cash or other assets (real, personal, or mixed, tangible or intangible), in compensation, indebtedness, or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

(n) paid, loaned, or advanced any amount to, or sold, transferred, or leased any properties or assets (real, personal, or mixed, tangible, or intangible) to, or entered into any agreement or arrangement with, any of the holders of capital stock of Alt5, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of December 31, 2023;

(o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of Alt5 or any obligations or liabilities (whether absolute, accrued, contingent, or otherwise) of Alt5, as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any other Person;

(p) received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against Alt5 before or by any court or governmental or non-governmental department, commission, board, bureau, agency, or instrumentality, or any other Person; (ii) any valid basis for any claim, action, suit, arbitration, proceeding, investigation, or the application of any fine or penalty adverse to Alt5 before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees, or stipulations to which Alt5 is a party that relate directly to the transactions contemplated herein or that would otherwise have a material adverse effect upon the business, business prospects, assets, or financial condition of Alt5; or

(q) agreed, whether in writing or otherwise, to take any action described in this Section 2.8 not otherwise specifically disclosed pursuant to this Section 2.8.

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2.8 Taxes

Except as described on Schedule 2.8, Alt5 has (a) duly and timely filed, with the appropriate governmental agencies (domestic and foreign), all tax returns, information returns, and reports for all Taxes (as defined below) required to have been filed with respect to Alt5 and (b) paid in full or provided for all Taxes, interest, and other governmental charges that are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies, or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security, and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local, or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies, or other assessments. Furthermore, except as described on Schedule 2.8, (i) the reserves and provisions for Taxes reflected in the Alt5 Balance Sheet are adequate, as determined in accordance with generally accepted accounting principles consistently applied; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against Alt5, and no audit or investigation by governmental authorities is under way with respect to Taxes, interest, or other governmental charges; (iii) no state of facts exists or has existed that would constitute a reasonable basis for the assessment against Alt5 of any additional tax liability with respect to any period for which tax returns have been filed; (iv) Alt5 has not filed or entered into any election, consent, or extension agreement or any waiver that extends any applicable statute of limitations; (v) any Taxes incurred by Alt5 or accrued by it since the date of the Alt5 Balance Sheet have arisen in the ordinary course of business; and (vi) Alt5 has not filed any consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), to any assets held, acquired, or to be acquired by it. Alt5 has furnished JanOne with complete and correct copies of all returns of Taxes, except for returns of Taxes for periods as to which the applicable statutory period of limitations has expired. Alt5 has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Alt5 is a “small business corporation” within the meaning of Section 280G(b)(5) of the Code.

2.9 Property

(a) Alt5 owns no real property other than the leasehold interests described herein. Schedule 2.9 is a complete and accurate list of all real property of Alt5 which is leased, rented, or used by Alt5 (the “Leased Real Property”). Alt5 has delivered to JanOne true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies, or licenses of any portion of the Leased Real Property.

(b) Alt5 has provided to JanOne a complete and accurate list of each item of personal property having a fair market value in excess of $5,000 that is owned, leased, rented, or used by Alt5 (the “Personal Property”); provided, however, that such list need not describe the Listed Intellectual Property or the Intellectual Property Licenses (both terms as defined in Section 2.15 hereof). Alt5 has delivered to JanOne true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies, or licenses of any portion of the Personal Property. The Leased Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000, the Listed Intellectual Property and the Intellectual Property Licenses) (i) reflected in the Alt5 Balance Sheet or purchased by Alt5 since the date of the Alt5 Balance Sheet (except for such properties or assets sold since the date of the Alt5 Balance Sheet in the ordinary course of business and consistent with past practice) or (ii) used in the business of Alt5 as presently conducted.

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(c) Alt5’s leasehold interest in each parcel of the Leased Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, conditional sales agreements, charges, encumbrances, and other adverse claims or interests of any kind, except as set forth on Schedule 2.9(c), each lease of any portion of the Leased Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Leased Real Property. Alt5 has performed all material obligations imposed upon it thereunder; and neither Alt5 nor any other party thereto is in default thereunder nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 2.5, no consent is required from any Person under any lease of the Leased Real Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and Alt5 has not received notice that any party to any such lease intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Alt5 has not granted any lease, sublease, tenancy, or license of, or entered into any rental agreement or Contract of sale with respect to, any portion of the Real Property.

(d) Except as set forth on Schedule 2.9(d), and except for (i) assessments for current taxes not yet due and payable, (ii) landlord’s liens for rental payments and other lease-related performance in respect of the Leased Real Property incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics’, materialmen’s, carriers’, and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all liens, and, other than leased Personal Property which is so noted on the list supplied pursuant to paragraph (b) of this Section 2.9, Alt5 owns such Personal Property.

(e) Except as set forth on Schedule 2.9(e), each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, Alt5 has performed all material obligations imposed upon it thereunder, and neither Alt5 nor any other party thereto is in default thereunder, nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 2.5, no consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and Alt5 has not received notice that any party to any such lease, license, rental agreement, contract of sale, or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other fight thereunder. Alt5 has not granted any leases, subleases, tenancies, or licenses of any portion of the Personal Property, except as described in Schedule 2.9(e) or Schedule 2.15.

2.10 Contracts

Schedule 2.10 contains a complete and accurate list of all material contracts, oral or written, to which Alt5 is a party or by which Alt5 is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that Schedule 2.10 need not include: (a) contracts in the ordinary course of Alt5’s business from its customers; (b) purchase orders issued by Alt5 in the ordinary course of its business to its suppliers and subcontractors involving less than $10,000 individually and $50,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than $10,000 individually and $50,000 in the aggregate. Except as set forth on such Schedule 2.10, all contracts set forth in such Schedule are valid, binding, and enforceable in accordance with their terms against each party thereto, are in full force and effect, Alt5 has performed all material obligations imposed upon it thereunder, and neither Alt5 nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract have been heretofore delivered to JanOne. Except as specifically set forth on such Schedule 2.10, Alt5 has no:

(i) agreements, contracts, commitments, or restrictions requiring Alt5 to make any charitable contribution;

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(ii) purchase contracts or commitments of Alt5 that continue for a period of more than 12 months or are in excess of the normal, ordinary, and usual requirements of its business or that are at an excessive price, to the extent that such excess would be material to Alt5’s business as a whole;

(iii) outstanding sales or service contracts, commitments, or proposals of Alt5 which are expected by Alt5 to result in any loss or the realization of less than Alt5’s usual and customary margins upon completion or performance thereof, in excess of the inventory reserve provided in the Alt5 Balance Sheet, or any outstanding contracts, bids, or sales or service proposals quoting prices which Alt5, based upon Alt5’s current operations, expects not to result in a profit;

(iv) contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by it within 30 days’ written notice without liability, penalty, or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of Alt5;

(v) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

(vi) collective bargaining or union contracts or agreements;

(vii) employee to whom it paid in 2023, or expects to pay in 2024, total compensation at the annual rate of more than $100,000 for services rendered;

(viii) restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer;

(ix) debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $25,000 individually or $75,000 in the aggregate;

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(x) loans outstanding to any Person other than expense advances to employees not in excess of $5,000 individually or $15,000 in the aggregate;

(xi) powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any Person;

(xii) notice of or any knowledge that any party to a contract to which it is a party intends to cancel, terminate, or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder;

(xiii) material disagreement with any of its suppliers or customers disclosed on Schedule 2.10; and

(xiv) equipment leases other than leases previously disclosed pursuant to Section 2.9.

2.11 Customers and Suppliers

Schedule 2.11 sets forth: (a) a list of the customers of Alt5 accounting for 10% or more of Alt5’s revenue during the fiscal year last ended showing the approximate total sales by Alt5 to each such customer during the fiscal year last ended and (b) a current list of the suppliers of Alt5 from whom Alt5 has purchased more than 10% of the goods or services purchased by Alt5 in the fiscal year last ended. Alt5 has no reasonable basis to expect any material modification to its relationship with any customer or supplier named on Schedule 2.11. Except as set forth on such Schedule 2.11, Alt5 has not had any customer who accounted, directly or indirectly, for more than 10% of its sales during the last two fiscal years, and Alt5 has no supplier from whom it has purchased more than 10% of the goods or services which it purchased during the last two fiscal years. Except as set forth on such Schedule 2.11, Alt5 is not a party to or bound by, any contract that prohibits the use or publication by Alt5 or JanOne of the name of any party to such contract and Alt5 is not a party to or bound by, any contract that prohibits or in any way restricts Alt5 from freely providing services to any other customer of Alt5 or any potential customer of Alt5 or JanOne. Except as set forth on such Schedule 2.11, none of Alt5’s customers disclosed on Schedule 2.11 has canceled or substantially reduced or, to the knowledge of Alt5, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Alt5.

2.12 Claims and Legal Proceedings

Except as set forth on Schedule 2.12 and Schedule 2.15, there are no claims, actions, suits, arbitrations, or proceedings pending or involving or, threatened against, or , to the knowledge of Alt5 and the Stockholders investigations involving, Alt5 before or by any court or governmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any claim, action, suit, arbitration, proceeding, and Alt5 has no knowledge of any investigation (other than as noted on Schedule 2.12 or Schedule 2.15) adverse to the business, business prospects, assets, operations, or condition (financial or otherwise) of Alt5 before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees, or stipulations to which Alt5 is a party which involve the transactions contemplated herein or which would have an adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Alt5.

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2.13 Labor Matters

There are no disputes, employee grievances, or disciplinary actions pending or to the knowledge of Alt5 threatened or involving Alt5 or any of its present or former employees. Alt5 has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Alt5. Alt5 is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against or affecting Alt5, and Alt5 has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on Alt5. Alt5 has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Alt5, and Alt5 has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

2.14 Employee Benefit Plans

(a) Except as set forth on Schedule 2.14, neither Alt5 nor any Subsidiary has a bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, or any other employee benefit plan, employee fringe benefit plan, arrangement, or practice with regard to present or former employees as to which Alt5 or any Subsidiary has any liability (“Employee Benefit Plan”), whether formal or informal. The aggregate amount paid by Alt5 or any Subsidiary during the fiscal year last ended pursuant to all Employee Benefit Plans, whether formal or informal, did not exceed $10,00dlp. Neither Alt5 nor any Subsidiary has any agreement, arrangement, or commitment, whether formal or informal, and whether or not legally binding, to create any additional plan or arrangement or to modify or amend any existing Employee Benefit Plan.

(b) Alt5 is in compliance in all respects with the terms of its Employee Benefit Plans and with all applicable laws and regulations, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. Alt5 has extinguished any liabilities to participants, beneficiaries, and the Pension Benefit Guaranty Corporation that may have arisen under any such plans previously maintained by them and does not expect to incur any future liabilities with regard to such plans. Neither Alt5 nor any “affiliate” of Alt5 is a party to, has ever made any contributions to, or is subject to any liability with respect to any multi-employer plan within the meaning of Section 4001 (a)(3) of ERISA or any defined benefit plan within the meaning of Section 3(35)of ERISA. The term “affiliate” means any company, trade, or business that is a member of the same control group, as defined in Section 414(b) or 414(c) of the Code, with the Company, or any company, trade, or business that is a member of an affiliated service group, as defined in Section 414(m) or 414(o) of the Code, with Alt5.

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(c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or failure to meet the requirements of Section 4980B(f) of the Code has occurred with respect to any Employee Benefit Plan that could subject Alt5 to any liability.

(d) There are no actions, suits, or claims pending (other than routine claims for benefits) or that could reasonably be expected to be asserted against any Employee Benefit Plan or the assets of any such plan that would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Alt5.

2.15 Patents; Trademarks

(a) Alt5 has a valid license to use each copy of mass-market third-party software used by it. Set forth on Schedule 2.15 (a) is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, trade secrets, and formulae (collectively, the “Listed Intellectual Property”) of any kind now used in the business of Alt5 except the mass-market third-party software described in the first sentence of this Section 2.15. Schedule 2.15(b) contains a complete list of all licenses or agreements that, in any way, affect the rights of Alt5 to any of the Listed Intellectual Property (the “Intellectual Property Licenses”); such list indicates the specific Listed Intellectual Property affected by each such Intellectual Property License. Except as set forth on Schedules 2.15(a) and Schedule 2.15(b), neither Alt5’s operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that Alt5’s operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued or to the knowledge of Alt5 any pending trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there any infringement by any other Person of any of the Listed Intellectual Property or of the intellectual property to which the Intellectual Property Licenses relate. Except as specifically set forth on Schedule 2.15(a) or 2.15(b), consummation of the transactions contemplated hereby and by the Operative Documents will not alter or impair Alt5’s rights to any of the Listed Intellectual Property or under any Intellectual Property License. The manner in which Alt5 has manufactured, packaged, shipped, advertised, labeled, and sold its products complies with all applicable laws and regulations pertaining thereto, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Alt5;

(b) Except as specifically set forth on Schedule 2.15(a) and Schedule 2.15(b), Alt5 is the sole and exclusive owner or licensee of: the Listed Intellectual Property, the Intellectual Property Licenses, and the technology, know-how, and processes now used, or as presently anticipated to be used, by Alt5, or used in connection with any product now being manufactured and sold by Alt5, or as presently anticipated to be manufactured, marketed, or sold by Alt5, all in the manner that such product is now being, or as presently anticipated to be, manufactured, marketed, or sold;

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(c) Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), each of the Intellectual Property Licenses is valid, binding, and enforceable in accordance with its respective terms against the parties thereto, Alt5 has performed all material obligations imposed upon it thereunder, and neither Alt5 nor any other party thereto is in default thereunder, nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), Alt5 has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants, or agreements have been granted or entered into by Alt5 in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, stockholder, or employee of Alt5 owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property. Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), Alt5 does not know or have any reason to believe that there exists any new developments in the creation, publication, or marketing of the products of Alt5 or any new or improved products or processes useful in connection with the business of Alt5 as now conducted or as presently anticipated to be conducted, except such developments, products, and processes as would not have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Alt5. None of the officers of Alt5 and none of Alt5’s employees, consultants, distributors, agents, representatives, or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Alt5; and

(d) Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), to Alt5’s knowledge, no Person has asserted any claim of infringement or other interference with third-party rights with respect to the Listed Intellectual Property. Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), (i) Alt5 has not disclosed any source code regarding the Software Products to any Person other than to an employee of Alt5 or a Subsidiary, (ii) Alt5 has at all times maintained reasonable procedures to protect and has enforced all trade secrets of Alt5; (iii) neither Alt5 nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Software Products, nor is any other party to the Intellectual Property Licenses or any escrow agent under any such obligation to disclose any source code or other proprietary information included in or relating to Software Products, if any, that are licensed to Alt5, or to any Person, and no event has taken place, including the execution of this Agreement or any related change in Alt5’s business activities, which would give rise to such obligation, and (iv) Alt5 has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.15(a) and Schedule 2.15(b) Alt5 has deposited any source code to Software Products into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

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2.16 Accounts Receivable

All accounts receivable of Alt5 reflected in the Alt5 Financial Statements and in the Alt5 April Balance Sheet, or will exist at the Effective Time, represent sales actually made in the ordinary course of business. Except as described on Schedule 2.16, Alt5 has no reason to believe that any such account receivable is not, was not, or shall not be collected in the amounts shown. Except as described on Schedule 2.16, Alt5’s bad debt reserves and sales return allowances as reflected in the Alt5 Balance Sheet are adequate based on Alt5’s bad debts and sales returns experience to date. Set forth on Schedule 2.16 is a full and complete list of all accounts receivable of Alt5 existing as of December 31, 2023 and as of the Closing Date.

2.17 Inventory

Alt5 has no inventory.

2.18 Corporate Books and Records

Alt5 has furnished to JanOne or its representatives for their examination true and complete copies of (a) the Certificate of Incorporation and By-Laws of Alt5, including all amendments thereto and restatements thereof, (b) the minute books of Alt5, and (c) the stock transfer books of Alt5.

2.19 Licenses; Permits; Authorizations; Etc.

Except as identified on Schedule 2.5, Alt5 has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local, or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on Alt5’s business, business prospects, assets, operations, or condition (financial or otherwise). Alt5 has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations, or permits.

2.20 Applicable Laws

Except as described on Schedule 2.20, Alt5 has complied, and is in compliance with, all federal, state, local, and foreign laws, rules, regulations, ordinances, decrees, and orders applicable to the operation of its business, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets, or operations of Alt5, including, without limitation, all such laws, rules, regulations, ordinances, decrees, and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities, and trading-with-the-enemy matters. Alt5 has not received any notification of any asserted present or past unremedied failure by Alt5 to comply with any of such laws, rules, regulations, ordinances, decrees, or orders.

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2.21 Insurance

(2) (a) Alt5 maintains insurance as set forth on Schedule 2.21.

(b) All insurance policies and binders of Alt5 are in full force and effect, all premiums with respect thereto covering all periods, up to and including the date this representation is made, have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies and binders are sufficient for compliance with all requirements of law currently applicable to Alt5 and of all agreements to which Alt5 is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and, except as set forth on Schedule 2.21, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Alt5 has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

(c) Except as set forth on Schedule 2.21, Alt5 has no pending insurance claims.

2.22 Brokers and Finders

Alt5 represents and warrants that no director, officer, agent, or employee acting on behalf of Alt5 has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

2.23 Government Contracts

Alt5 has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. Alt5 has not been, nor is it now being, audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, or the inspector general of any agency of the United States government, nor has any audit or investigation been threatened. There is no valid basis for Alt5’s suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, or the inspector general of any agency of the United States government, or any prime contractor. Alt5 has never had a contract or subcontract terminated for default, nor has it ever been determined to be non-responsible, by any agency of the United States government. Except as set forth on Schedule 2.23, Alt5 has no outstanding agreements, contracts or commitments which require it to obtain or maintain a government security clearance.

2.24 Absence of Questionable Payments

Neither Alt5 nor any director, officer, agent, employee, or other Person acting on behalf of Alt5 has used any Alt5 funds for improper or unlawful contributions, payments, gifts, or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Neither Alt5 nor any current director, officer, agent, employee, or other Person acting on behalf of Alt5 has accepted or received any improper or unlawful contributions, payments, gifts, or expenditures.

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2.25 Personnel

Schedule 2.25 sets forth a true and complete:

(a) current rates of pay for all nonexecutive employees of Alt5 by classification, and all labor union contracts (if any); and

(b) all group insurance programs in effect for employees of Alt5.

Alt5 is not in material default with respect to any of its obligations referred to in clause (a) or (b) above.

2.26 Bank Accounts

Schedule 2.26 sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Alt5 maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.27 Domain Names

Schedule 2.27 sets forth all domain names registered to the Alt5, whether or not such domain names are currently in use. Alt5 has no knowledge of, or reason to know of, any claim by any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by Alt5’s ownership of such domain names.

2.28 Insider Interests

Alt5 represents and warrants that, except as set forth on Schedule 2.28, no officer or stockholder of Alt5 has any interest (other than as a stockholder of Alt5) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of Alt5, including, without limitation, inventions, patents, trademarks, or trade names or (b) in any agreement, contract, arrangement, or obligation relating to Alt5, its present or prospective business or its operations.

2.29 Full Disclosure

No information furnished by Alt5 to JanOne in this Agreement (including, but not limited to, the Alt5 Financial Statements and the Alt5 April Balance Sheet and all information in the Schedules and the other Exhibits hereto) and the Operative Documents is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. Alt5 has not made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by Alt5, in light of the circumstances in which they were made, not misleading.

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2.30 Securities Law Exemptions

To the knowledge of Alt5, after due inquiry, no more than 15 Alt5 stockholders are US Persons (as that term is defined in Regulation S as promulgated by the Securities and Exchange Commission (the “SEC”)) and all of whom are “accredited investors” as that term is defined in Regulation D, Section 501(a) as promulgated by the SEC.

2.31 Misrepresentation

To the knowledge of Alt5, none of the representations and warranties set forth in this Agreement and in any of the certificates, schedules, exhibits, lists, documents, or other instruments delivered, or to be delivered, by Alt5 as contemplated by any provision hereof, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein no to be misleading.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

OF JANONE

Except as is otherwise described in the applicable Schedules, JanOne represents and warrants to Alt5, as of the date of this Agreement, all as follows in this Article III:

3.1 Organization; Good Standing

JanOne is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as now conducted.

3.2 Authority

JanOne has full corporate power and authority to execute, deliver, and perform this Agreement and the Operative Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which JanOne is a party will be, on the Closing Date, duly executed and delivered by JanOne and will be, on the Closing Date, a legal, valid, and binding obligation of JanOne, enforceable against JanOne in accordance with its terms.

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3.3 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery, and performance of this Agreement and the Operative Documents by JanOne, the issuance of the Merger Consideration Common Stock, and the Merger Consideration Preferred Stock to the Alt5 Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation, or rule of any court or other governmental authority applicable to JanOne, (b) require any consent, approval, or authorization of, or declaration, filing, or registration with, any Person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration, or termination of, or the creation in any party of the right to accelerate, terminate, modify, or cancel, any agreement, lease, note, or other restriction, encumbrance, obligation, or liability to which JanOne is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of JanOne, the Merger Consideration Common Stock or the Merger Consideration Preferred Stock, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of JanOne, or (f) invalidate or adversely affect any permit, license, authorization, or status used in the conduct of the business of JanOne.

3.4 Authorized Shares

The authorized capital stock and the issued and outstanding capital stock of JanOne is materially as set forth in the SEC Filings, as defined below. All of the issued and outstanding shares of the JanOne capital stock have been (a) duly authorized and validly issued, and are fully paid and nonassessable, (b) issued without violation of any preemptive rights of any Person, and (c) offered, sold, and issued in full compliance with all legal requirements relating to the issuance of securities. No dividends are accrued but unpaid on any capital stock of the Company.

All of the shares of Merger Consideration Common Stock and the Merger Consideration Preferred Stock issuable in exchange for Alt5 Common Stock in accordance with this Agreement will be, when so issued, duty authorized, validly issued, fully paid, and nonassessable.

3.5 Legal Proceedings

As of the Closing, there will be no claims, actions, suits, arbitrations, proceedings, or investigations involving, pending or, to the knowledge of JanOne, threatened against JanOne before or by any court or governmental or nongovernmental department, commission, board, bureau, agency, or instrumentality, or any other Person, that question the validity of this Agreement or any action taken or to be taken by JanOne pursuant to this Agreement or in connection with the transactions contemplated hereby, and, to the knowledge of JanOne, there is no valid basis for any such claim, action, suit, arbitration, proceeding or, investigation.

3.6 Brokers and Finders

Neither JanOne nor any director, officer, agent, or employee acting on behalf of JanOne, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

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3.7 No Trading

The officers of JanOne have not been involved, directly or indirectly, in any attempt artificially to increase the share price of JanOne Common Stock during the sixty (60)-day period ending with the Closing.

3.8 JanOne SEC Filings; Undisclosed Liabilities; Financial Statements; etc.

(a) JanOne has filed or furnished, as applicable, on a timely basis, all required reports, schedules, forms, certifications, prospectuses, and registration, proxy, and other statements with the SEC (collectively and together with all documents filed on a voluntary basis on a Current Report on Form 8-K, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as have been supplemented, modified, or amended since the time of filing, the “JanOne SEC Filings”) during its three most recent years ending December 30, 2023. Each of the JanOne SEC Filings, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the JanOne SEC Filings. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the JanOne SEC Filings did not, and any JanOne SEC Filings filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Except (i) for liabilities and obligations disclosed or reserved against in the financial statements included in the JanOne SEC Filings, (ii) for liabilities and obligations incurred in the ordinary course of JanOne’s business consistent with past practice since January 1, 2022, and (iii) for liabilities that would not reasonably be expected, individually or in the aggregate, to be material to JanOne, taken as a whole, since January 1, 2022, JanOne has not incurred any liabilities or obligations that would be required by USGAAP to be disclosed or reflected in or reserved against in a consolidated audited balance sheet or the notes thereto prepared in accordance with USGAAP.

(c) The financial statements of JanOne (including any related notes and schedules thereto) contained in or incorporated by reference into the JanOne SEC Filings (the “JanOne Financial Statements”) have been, or if contained in the JanOne SEC Filings that have not yet been filed or furnished, will be, prepared in accordance with USGAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC applicable to Quarterly Reports on Form 10-Q). The JanOne Financial Statements present, or if contained in JanOne SEC Filings that have not yet been filed or furnished will, accurately reflect the books and records of JanOne and present fairly in all material respects the consolidated financial position, results of operations, and cash flows of JanOne at and for the respective periods indicated (subject, in the case of the unaudited financial statements included in the JanOne Financial Statements, to normal year-end adjustments and any other adjustments described therein and as may be permitted by the SEC in a Quarterly Report on Form 10-Q, Current Report on Form 8-K, or any like form under the Exchange Act).

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(d) Each of the principal executive officers of JanOne and the principal financial officer of JanOne has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the JanOne SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(e) JanOne maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 or 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with USGAAP, (ii) that receipts and expenditures of JanOne are being made only in accordance with authorizations of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of JanOne’s assets that could have an adverse effect on JanOne’s financial statements. JanOne maintains disclosure controls and procedures within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information relating to JanOne, including its consolidated subsidiaries, required to be disclosed in JanOne’s reports under the Exchange Act, is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to JanOne’s principal executive officer and its principal financial officer by others employed by JanOne to allow timely decisions regarding required disclosures under the Exchange Act and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. JanOne has disclosed to its auditors and the audit committee of its Board of Directors (A) any “significant deficiency” or “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X) in the design or operation of internal controls over financial reporting that are reasonably likely adversely to affect in any material respect its ability timely to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees of JanOne and its subsidiaries who have a significant role in its internal controls over financial reporting.

(f) JanOne is in compliance in all material respects with the listing and corporate governance rules and regulations of The Nasdaq Stock Market applicable to JanOne.

3.9 No Material Changes.

JanOne, from the date of the filing of the most current amendment to its Form 10-Q, has not suffered any material adverse change in its business, business prospects, assets, operations, or condition (financial or otherwise).

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3.10 Interim Operations of Acquisition Subsidiary.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities other than as expressly contemplated by this Agreement.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.11 Full Disclosure.

No information furnished by JanOne to Alt5 in this Agreement (including, but not limited to, the JanOne Financial Statements and all information in the Schedules and the other Exhibits hereto) and the Operative Documents is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. Neither JanOne nor Merger Sub has made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by JanOne or Merger Sub, in light of the circumstances in which they were made, not misleading.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS

OF JANONE

The obligations of JanOne to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by JanOne.

4.1 Accuracy of Representations and Warranties

The representations and warranties of Alt5 contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

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4.2 Performance of Agreement

Alt5 shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement and in any Operative Document to be performed and complied with by it at or prior to the Closing Date.

4.3 Intentionally Deleted

4.4 Support Agreement

Alt5 Stockholders holding a majority of the voting control of Alt5 (the “Alt5 Majority Stockholders”) have executed the Stockholder Support Agreement, in the form set forth as Exhibit 4.4 hereto, pursuant to which Alt5 Majority Stockholders have agreed to execute a valid consent approving this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the Delaware Law concerning stockholder consents in lieu of stockholder meetings.

4.5 Consents to Merger

JanOne shall have received written consents to the Merger from each of the parties (other than Alt5 ) to those agreements, leases, notes, or other documents identified on Schedule 2.5 and Schedule 2.15 as requiring such consents, which consents shall in all respects be satisfactory to JanOne in its reasonable discretion

4.6 Officers’ Certificate

JanOne shall have received a certificate of the President and the Secretary or Assistant Secretary of Alt5, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.6, certifying that all of the conditions to the obligations of Alt5 have been fulfilled.

4.7 Material Change

From September 30, 2023 to the Closing Date, Alt5 shall not have suffered any material adverse change in its business, business prospects, assets, operations, or condition (financial or otherwise).

4.8 Board Approvals

The Board of Directors of Alt5 shall have approved this Agreement and the transactions contemplated hereby.

4.9 Good Standing Certificate

Alt5 shall have delivered to JanOne a certificate dated as of no earlier than ten (10) days preceding the Closing Date, duly issued by the Delaware Secretary of State showing Alt5 in good standing and authorized to do business.

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ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS

OF ALT5

The obligations of Alt5 to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing on behalf of Alt5, solely by the President of Alt5.

5.1 Accuracy of Representations and Warranties

The representations and warranties of JanOne contained herein and in the Operative Documents shall have been true when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

5.2 Performance of Agreement

JanOne shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by it at or prior to the Closing Date.

5.3 Intentionally Deleted

5.4 Merger Sub Stockholder Approval

JanOne, as sole stockholder of Merger Sub, shall have executed a valid consent approving the Merger in accordance with the applicable provisions of the Delaware Law concerning stockholder consents in lieu of stockholder meetings.

5.5 Officers’ Certificates

Alt5 shall have received a certificate of the CEO and the Secretary or an Assistant Secretary of JanOne, dated the Closing Date, substantially in the form attached hereto as Exhibit 5.5, certifying that the conditions to the obligations of JanOne have been fulfilled.

5.6 Good Standing Certificate

JanOne shall have delivered to Alt5 a certificate dated as of no earlier than ten (10) days preceding the Closing Date, duly issued by the Delaware Secretary of State, showing JanOne is in good standing.

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ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by JanOne and Alt5.

6.1 Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions, or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition, or prevent consummation of this Agreement or any Operative Document.

6.2 Approvals and Consents

All transfers of permits or licenses, all approvals, applications, or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

ARTICLE VII - COVENANTS

7.1 Conduct of Business by Alt5 Pending the Merger

Prior to the Effective Date, unless Jan One shall otherwise agree or as otherwise contemplated by this Agreement:

(a) Alt5 shall conduct its business only in the ordinary course and shall not materially change its operations;

(b) Alt5 shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase, or otherwise acquire its outstanding capital stock or declare, set aside, or pay any dividend payable in cash, stock, or property;

(c) Alt5 shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.7 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

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(d) Alt5 shall use its best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers, and key employees; and

(e) Alt5 shall promptly notify JanOne of any material adverse change in the assets, properties, business, results of operations, properties, or financial condition of Alt5.

7.2 Access and Information

Subject to JanOne’s compliance with Section 7.7 below, Alt5 shall afford JanOne and its respective accountants, counsel, and other representatives full access during normal business hours throughout the period prior to the Effective Date to all of Alt5’s properties, books, contracts, commitments, and records (including, but not limited to, tax returns), and, during such period, Alt5 shall furnish promptly to JanOne all information concerning Alt5’s business, properties, and personnel as JanOne may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of JanOne to consummate the Merger.

7.3 Advice of Claims

From the date of this Agreement to and including the Closing Date, Alt5 shall promptly advise JanOne in writing of the commencement or threat of any claims, litigation, or proceedings against or affecting Alt5 of which Alt5 has knowledge.

7.4 Cooperation

Each party hereto will fully cooperate with each other party and their respective counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties, or agreements made by such party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.5 Information in Disclosure Documents

Alt5 covenants that, other than with respect to information furnished by JanOne to Alt5 for use therein, none of the information to be included in the materials to be furnished to the Alt5 Stockholders by or on behalf of the Board of Directors or management of Alt5 in connection with the approval of this Agreement and the Merger by the Alt5 Stockholders will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

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7.6 No Offers

Unless this Agreement terminates pursuant to Article VIII hereof, Alt5 shall not, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants, or other agents or affiliates to take) any action to encourage, solicit, initiate, or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of Alt5 or substantially all the assets of Alt5, or the business of Alt5, and Alt5 shall immediately cease any current negotiations.

7.7 Confidentiality

In connection with the Merger, JanOne, Merger Sub, and Alt5 are furnishing each other with certain information that is either nonpublic, confidential, or proprietary in nature. All such information furnished by one party to the other or its representatives is hereinafter referred to as the “Confidential Information.” As used in this Agreement, the “representatives” of any party shall mean such party’s officers, employees, agents, or other representatives, including, without limitation, attorneys, accountants, consultants, and financial advisors. In consideration of each party’s being furnished with the Confidential Information of the other, each party agrees that:

(a) The Confidential Information will be kept confidential and, except as required by law, will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives during the period that terminates on April 10, 2029 in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the Merger; provided, however, that, upon the execution of this Agreement by JanOne, Merger Sub and Alt5 and their representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the Merger. Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information, and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b) Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other Person the fact that the Confidential Information has been made available, or any of the terms, conditions, or other facts with respect to the Merger, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c) In the event the parties do not proceed with the Merger, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, studies, or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the Merger will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

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(d) This Section 7.7 shall be inoperative as to such portions of the Confidential Information that (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e) In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f) Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c), or (e) of this Section 7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g) It is further understood and agreed that no failure or delay by any party in exercising any fight, power, or privilege under this Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or privilege hereunder.

7.8 Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document and/or to effect the issuance of the Merger Consideration Common Stock and the Merger Consideration Preferred Stock to the Alt5 Stockholders.

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7.9 Certificate Legend

The certificates evidencing Merger Consideration Common Stock and the Merger Consideration Preferred Stock delivered hereunder will bear a legend substantially in the form set forth below and containing such other information as JanOne may deem necessary:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

7.10 NASDAQ Listing

JanOne shall, as promptly as reasonably practicable following the date hereof with respect to the Merger Consideration Common Stock to be issued as part of the Merger Consideration, prepare and submit to The Nasdaq Stock Market, a listing application covering such shares of Merger Consideration Common Stock, and shall use its reasonable best efforts to obtain, as promptly as practicable, approval for the listing of such Merger Consideration Common Stock on The Nasdaq Stock Market, subject to official notice of issuance thereto.

ARTICLE VIII - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Alt5 and JanOne;

(b) by either Alt5 or JanOne if the other party shall have breached its agreements hereunder; provided, however, that JanOne may not terminate this Agreement for a breach by Merger Sub; or

(c) by either Alt5 or JanOne if the Closing has not occurred by May 31, 2024.

In the event of any termination pursuant to this Article VIII (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other party hereto. Such termination shall not prejudice any party’s right to seek remedies for another party’s breach of this Agreement.

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ARTICLE IX - MERGER CONSIDERATION REDUCTION AMOUNTS

9.1 Assets and Liabilities Audit. In the event that, as a result of an audit by JanOne’s auditors of (a) any balance sheet that is included in any of the Alt 5 Financial Statements or (b) the Alt5 April Balance Sheet, such auditors shall have calculated that either or both of (x) Alt 5’s total assets as disclosed thereon in an amount that equals or exceeds $1,000,000 less than as shown thereon or (y) Alt 5’s total liabilities as disclosed thereon in an amount that equals or exceeds $1,000,000 greater than as shown thereon, then there shall be an adjustment to Merger Consideration in an amount that shall be equal to the aggregate amount of all such differences, if the same shall exceed $1,000,000 (each such excess amount, the “Merger Consideration Reduction Amount”).

9.2 Series B Preferred Stock Reduction Calculation. Any Merger Consideration Reduction Amount shall reduce the Aggregate Stated Value on a dollar-for-dollar basis through the cancellation, on a pro rata basis among all of the holders of shares of Series B Preferred Stock, of that number of shares of Series B Preferred Stock as will equal the Merger Consideration Reduction Amount (the “Preferred Stock Reduction”).

9.3 Filing of Claim for Preferred Stock Reduction. Any claim by JanOne for a Preferred Stock Reduction shall be tendered to the Series B Preferred Stock Representative and shall be proffered not later than December 10, 2024.

ARTICLE X - GENERAL

10.1 Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, and carrying out of this Agreement and the Operative Documents (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys’ fees and expenses of the prevailing party shall be paid by the other party to such action.

10.2 Amendment

JanOne, Merger Sub, and Alt5 may amend, modify, or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

10.3 Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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10.4 Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

10.5 Applicable Law

This Agreement, including all matters of construction, validity, and performance, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applied to contracts executed and to be fully performed in such state by citizens of such state.

10.6 Parties in Interest

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests, or obligations hereunder of any party hereto shall be assigned without the prior written consent of each other party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned). This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

10.7 Notices

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, certified or registered, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by e-mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (x) upon hand delivery or delivery by e-mail, with accurate confirmation generated by the transmitting computer, at the physical or e-mail address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (y) on the third business day following the date of transmittal by express courier service, fully prepaid, addressed to such address, or (z) upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To JanOne:

325 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

Attn: Tony Isaac, Chief Executive Officer

E-mail: t.isaac@isaac.com

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with mandatory copies to

(which shall not constitute notice):

Randolf Katz, Esq.

Clark Hill LLP

555 South Flower Street, Suite 2400

Los Angeles, California 90071

E-mail:	rkatz@clarkhill.com
AND
E-mail:	randy@randykatzlaw.com

To Alt5 and to Merger Sub (before the Effective Time):

Paul Goodman

c/o Cyruli Shanks & Zizmor, LLP

420 Lexington Avenue; Suite 2320

New York, New York 10170

E-mail: pgoodman@cszlaw.com

with mandatory copies to

(which shall not constitute notice):

Paul Goodman, Esq.

Cyruli Shanks & Zizmor, LLP

420 Lexington Avenue; Suite 2320

New York, New York 10170

E-mail: pgoodman@cszlaw.com

To the Series B Preferred Stock Representative:

Paul Goodman

c/o Cyruli Shanks & Zizmor, LLP

420 Lexington Avenue; Suite 2320

New York, New York 10170

E-mail: pgoodman@cszlaw.com

10.8 Public Announcements

Except as required by applicable law or the rules or regulations of any applicable stock exchange or governmental authority to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with and allow the other party reasonable time to comment on such release or announcement in advance of such issuance, neither JanOne nor Alt5 shall make, or permit any of its affiliates or representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party. The parties shall mutually agree upon a joint press release to be issued on the date hereof and at the Closing regarding the transactions contemplated by this Agreement.

10.9 Tax Free Reorganization

(a) The parties shall use their respective best efforts to assure that that the Merger will qualify as a “reorganization” within the meaning of the Section 368 of the Code and, accordingly, that the receipt by the Alt5 Stockholders of the Merger Consideration Common Stock and the Merger Consideration Preferred Stock will not be a taxable event for U.S. federal income tax purposes. The parties agree that all tax reports, returns, and filings made by them for the tax period in which the Merger occurs will report the Merger on a basis consistent with the intention expressed in this Section 9.9.

(b) The parties shall used their respective best efforts to assure that that the Merger will qualify as a “foreign merger” within the meaning of the Subsection 87(8) of the Income Tax Act (Canada) (“ITA”), and, accordingly, that the receipt by the Alt5 Stockholders of the Merger Consideration Common Stock and the Merger Consideration Preferred Stock will not be a taxable event for Canadian tax purposes, unless so elected by the respective Alt5 Stockholder. The parties agree that all tax reports, returns, and filings made by them for the tax period in which the Merger occurs will report the Merger on a basis consistent with the intention expressed in this Section 9.9.

(*** Signatures on following page ***)

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

JANONE, INC.

By:
Tony Isaac
Its Chief Executive Officer

J1 A5 MERGER SUB INC.

By:
Tony Isaac
Its Chief Executive Officer

ALT 5 SIGMA, INC.

By:
Andre Beauchesne
Its Chief Executive Officer

PAUL GOODMAN
solely as Series B Preferred Stock Representative

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